SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Telecommunications Systems, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

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(4) Date filed:

275 West Street
Annapolis, Maryland 21401

May 1, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TeleCommunication Systems, Inc. (“TCS”) to be held on Thursday, June 14, 2007, at 10:00 a.m. local time, at the O’Callaghan Hotel Annapolis, 174 West Street, Annapolis, MD 21401. The business to be conducted at the Annual Meeting is set forth in the formal notice that follows.

The Board of Directors urges you to read the accompanying Notice of Annual Meeting and Proxy Statement, and recommends that you vote (1) FOR the election of the directors nominated, and (2) FOR the approval of the Fifth Amended and Restated 1997 Stock Incentive Plan.

The vote of every stockholder is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We rely upon all stockholders to execute and return their proxies in order to avoid costly proxy solicitation. Therefore, in order to save TCS the unnecessary expense of further proxy solicitation, I ask that you promptly sign and return the enclosed proxy card in the envelope provided.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Maurice B. Tosé
Chairman of the Board
Chief Executive Officer and President

PROXY STATEMENT
ITEM 1 — ELECTION OF DIRECTORS
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS RELATING TO TELECOMMUNICATION SYSTEMS, INC.
PROPOSAL NO. 2 — APPROVAL OF THE FIFTH AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN
Appendix A

TELECOMMUNICATION SYSTEMS, INC.
275 West Street, Suite 400
Annapolis, Maryland 21401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TeleCommunication Systems, Inc., a Maryland corporation, will be held on Thursday, June 14, 2007, at 10:00 A.M. local time, at the O’Callaghan Hotel Annapolis, 174 West Street, Annapolis, MD 21401 for the following purposes:

1. To elect two Class III directors to hold office until the Annual Meeting of Stockholders in 2010, and until their respective successors are duly elected and qualified.

2. To consider a proposal to approve the Fifth Amended and Restated 1997 Stock Incentive Plan.

3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Pursuant to the Bylaws of TeleCommunication Systems, Inc., its Board of Directors has fixed the close of business on April 30, 2007 as the Record Date for the determination of those stockholders who will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Therefore, only record holders of TeleCommunication Systems, Inc. Class A Common Stock and Class B Common Stock at the close of business on that date are entitled to notice of and to vote shares held on the Record Date at the Annual Meeting and any adjournments or postponements thereof.

If you plan to attend the Annual Meeting, please be prepared to present valid picture identification. If you hold your shares through a broker or other nominee, the Company will accept proof of ownership only if you bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your share ownership in the Company as of April 30, 2007.

Whether or not you expect to attend, we urge you to carefully review the enclosed materials. Your vote is important. All stockholders are urged to attend the Annual Meeting in person or by proxy. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please indicate your vote, sign, date and return each proxy card so that all of your shares will be represented at the Annual Meeting. If you attend the meeting, you may choose to vote in person even if you previously have sent in your proxy card.

By Order of the Board of Directors

Bruce A. White
Secretary
Annapolis, Maryland
May 1, 2007

TeleCommunication Systems, Inc.
275 West Street, Suite 400
Annapolis, Maryland 21401

PROXY STATEMENT

GENERAL INFORMATION

Why Am I Receiving this Proxy Statement and Proxy Card?

You are receiving this Proxy Statement and a proxy card because you own shares of common stock, either Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), or Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) in TeleCommunication Systems, Inc. (“TCS” or the “Company”). This Proxy Statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Thomas M. Brandt, Jr. and Bruce A. White as your proxies at the Annual Meeting. Messrs. Brandt and White will vote your shares as you have instructed them on the proxy card at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy card in advance of the Annual Meeting just in case your plans change. This Proxy Statement is being mailed to you on or about May 1, 2007.

If an issue comes up for vote at the Annual Meeting that is not on the proxy card, Messrs. Brandt and White will vote your shares, under your proxy, in accordance with their best judgment.

Who Is Soliciting this Proxy?

The TCS Board of Directors is soliciting your proxy card in connection with this Proxy Statement.

What Is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act on the matters outlined in the accompanying Notice of Meeting. These matters include:

•	election of two directors to hold office until the Annual Meeting of Stockholders that is to be held in 2010, and until their respective successors are duly elected and qualify; and

•	consideration of a proposal to approve the Fifth Amended and Restated 1997 Stock Incentive Plan.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, April 30. 2007 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the Annual Meeting, or any adjournments or postponements thereof. At the close of business on April 23, 2007, 33,443,576 shares of TCS Class A Common Stock and 7,525,672 shares of Class B Common Stock were outstanding and entitled to vote at the Annual Meeting.

How Many Votes Does Each Share of Common Stock Entitle its Holder to Cast?

Each share of Class A Common Stock is entitled to one vote per share at the Annual Meeting. Each share of Class B Common Stock is entitled to three votes per share at the Annual Meeting.

Who Can Attend the Annual Meeting?

Only stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 9:30 a.m. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

How Many Votes Do We Need to Hold the Annual Meeting?

In order to conduct business at the Annual Meeting, our Bylaws require the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on the matters to be presented at the Annual Meeting. This is called a “quorum”. Proxy cards received by us but marked “WITHHOLD” will be included in the calculation of the number of shares considered to be present at the Annual Meeting; but shares held by a broker that are not voted on any matter will not be included in the calculations of whether a quorum is present.

How Do I Vote?

You May Vote by Mail. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed proxy card but do not provide voting instructions, your shares will be voted:

•	to elect the two directors listed in this Proxy Statement to hold office until the Annual Meeting of Shareholders in 2010, and until their respective successors are duly elected and qualified;

•	to approve the Fifth Amended and Restated 1997 Stock Incentive Plan.

You May Vote in Person at the Annual Meeting. Written ballots will be passed out to stockholders entitled to vote at the Annual Meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker to vote at the Annual Meeting.

Can I Change My Vote or Revoke My Proxy After I Return My Proxy Card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is voted at the Annual Meeting by Messrs. Brandt and White by mailing to Mr. White, the Secretary of TCS, either a written notice of revocation or an executed proxy card with a later date than the one you previously submitted, at TCS’s offices, 275 West Street, Annapolis, Maryland 21401. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. You can also revoke your proxy at the Annual Meeting on a form that we will provide at the Annual Meeting, or you can appear in person at the Annual Meeting and vote, in person, the shares to which your proxy relates.

What If I Wish to Withhold Authority from Voting on the Election of a Particular Director or Directors?

If you wish to withhold authority from voting on the election of a particular director or directors, you may do so by marking “WITHHOLD AUTHORITY,” as applicable, on the enclosed proxy card.

Will My Shares Be Voted If I Do Not Sign and Return My Proxy Card?

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either: (i) vote your shares on routine matters, or (ii) leave your shares unvoted. Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters, but not with respect to non-routine matters. If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm if your shares are held in street name. This ensures that your shares will be voted at the Annual Meeting.

Who Pays the Cost of Solicitation of My Proxy?

The expense of soliciting proxies and the cost of preparing, assembling and mailing proxy materials in connection with the solicitation of proxies will be paid for by TCS. In addition to the use of mails, certain directors, officers or employees of TCS, who receive no compensation for their services other than their regular salaries, may solicit proxies. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and TCS may reimburse them for reasonable out-of-pocket and clerical expenses.

When are Stockholder Proposals and Nominations for the Election of Directors for the 2008 Annual Meeting of Stockholders Due?

The Company provides all stockholders with the opportunity, under certain circumstances and consistent with the Company’s Bylaws and the rules of the Securities and Exchange Commission (“SEC”), to participate in the governance of the Company by submitting proposals that they believe merit consideration and nominations for the election of directors at the Annual Meeting of Stockholders to be held in 2008. To enable management adequately to analyze and respond to proposals stockholders wish to have included in the Proxy Statement and proxy card for that meeting, SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that any such proposal be received by the Company in writing no later than January 1, 2008. Any stockholder proposal or director nomination must also be in compliance with the Company’s Bylaws. Pursuant to the Company’s Bylaws, any stockholder proposal or director nomination for that meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if it is received by the Company earlier than January 1, 2008 or later than January 31, 2008.

Proxies solicited by the Board of Directors for the Annual Meeting of Stockholders to be held in 2008 may confer discretionary authority to vote on any untimely stockholder proposals or director nominations without express direction from stockholders giving such proxies. All stockholder proposals and director nominations must be addressed to the attention of the Secretary at 275 West Street, Annapolis, Maryland 21401. The Chairman of the Annual Meeting may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

How Can I Communicate with the Company’s Board of Directors?

Stockholders may send correspondence to the Board of Directors or to any individual Director at the following address: TeleCommunication Systems, Inc., 275 West Street, Suite 400, Annapolis, MD 21401. The communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating Committee, the General Counsel and Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The General Counsel and Secretary will review and log all other communications and subsequently deliver it to the specified Directors

What Are The Board’s Recommendations?

Unless you give other instructions on your proxy card, Messrs. Brandt and White, in their respective capacity as proxy holders, will vote in accordance with the recommendation of the Board of Directors. The Board’s recommendation is to vote:

•	to elect the two directors listed in this Proxy Statement to hold office until the Annual Meeting of Shareholders in 2010, and until their respective successors are duly elected and qualify;

•	to approve the Fifth Amended and Restated 1997 Stock Incentive Plan.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in their own discretion.

What Vote Is Required to Approve Each Item?

Election of the Nominees for Director

If a quorum is present, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors. Consequently, abstentions, including proxy cards marked “WITHHOLD AUTHORITY” and broker non-votes have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD AUTHORITY,” the proxy given will be voted “FOR” the nominees for director.

Approval of the Fifth Amended and Restated 1997 Stock Incentive Plan

If a quorum is present, the approval of the Fifth Amended and Restated 1997 Stock Incentive Plan requires an affirmative vote of a majority of all the votes cast in person or by proxy and entitled to vote. A properly executed proxy card marked “ABSTAIN” with respect to the approval of the Fifth Amended and Restated 1997 Stock Incentive Plan will not be voted. Accordingly, abstentions and broker non-votes will have no impact on the vote concerning the proposal.

Transaction of Other Business

If a quorum is present, the approval of any other proposal that may come before the before the Annual Meeting properly, requires an affirmative vote of a majority of all the votes cast in person or by proxy and entitled to vote. A properly executed proxy card marked “ABSTAIN” with respect to the transaction of other business will not be voted. Accordingly, abstentions and broker non-votes will have no impact on the vote concerning the proposal.

ITEM 1 — ELECTION OF DIRECTORS

At the Annual Meeting, two directors are to be elected to hold office until the Annual Meeting of Stockholders in 2010, and until their respective successors are duly elected and qualified, except in the event of death, resignation or removals. The number of directors which constitutes our Board of Directors is currently set at eight. However there are two vacancies on the Board of Directors.

Our Amended and Restated Articles of Incorporation provide that our Board of Directors is divided into three classes based on their terms of office: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting at which that director was elected. Directors first designated as Class III directors, shall serve for a term expiring at the third annual meeting of stockholders following the date of the 2004 Annual Meeting of Stockholders, and until their respective successors are elected and qualified. Mr. Tosé was first designated as a Class III director in 2004. Mr. Bethmann was elected as a Class III director at the 2006 Annual Meeting of Stockholders to hold office until the 2007 Annual Meeting of Stockholders. Both Class III directors now will serve for a term that expires at the 2010 Annual Meeting of Stockholders.

Our Amended and Restated Bylaws provide that a majority of the then existing Board of Directors may fill a vacancy on the Board of Directors at any time, and that such director elected by the Board of Directors serves until the next annual meeting of stockholders and until his or her successor is elected and qualified. All current directors previously have been duly elected by the stockholders.

Board of Directors

Board Meetings

The Board of Directors met four times in 2006. Regular meetings of the Board are held quarterly. Three directors attended 100% and two directors attended 92% of the combined total number of meetings of the Board of Directors and Board Committees of which they were a member. Mr. Bethmann attended three of five

(or 60%) of the combined total number of meetings of the Board of Directors and Board Committees of which he was a member and the two missed meetings occurred on the same day. All members of the Board of Directors attended the 2006 Annual Meeting of Shareholders. The Board of Directors has determined that each member of the Board of Directors, other than Mr. Tosé, is independent in accordance with the applicable rules of the NASDAQ National Market.

Board of Directors Nominations

Nominating Committee

The Board of Directors maintains a Nominating Committee, which is currently comprised of Messrs. Marchant, Bethmann and Latham. Mr. Marchant serves as the Chairman. The Board of Directors has determined that each of the members of the Nominating Committee is “independent” as defined by the NASDAQ National Market standards governing the qualifications of Nominating Committee members. The purposes of the Nominating Committee are to recommend persons for membership on the Board, including consideration of shareholder nominations, and to establish criteria and procedures for the selection of new directors. The Nominating Committee met once in 2006.

The nomination process for directors is supervised by the Company’s Nominating Committee. The Nominating Committee’s Charter is available on the Company’s website at www.telecomsys.com and will be provided to stockholders upon request. The Committee seeks out appropriate candidates to serve as directors of the Company, and the Committee interviews and examines director candidates and makes recommendations to the Board regarding candidate selection.

Nominating Process

The Nominating Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding values and standards of the Company. Members of the Board of Directors should have broad experience at the policy-making level in business, government, medicine, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In identifying candidates for membership on the Board of Directors, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company. Each member of the Board of Directors must represent the interests of the stockholders of the Company. The Nominating Committee also reviews and determines whether existing members of the Board of Directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board. The Nominating Committee has determined to nominate for re-election each of the Company’s directors. Once the Nominating Committee has selected appropriate candidates for election as a director, it presents the candidates to the full Board of Directors for election, if the selection has occurred during the course of the year, or for nomination, if the director is to be elected by the stockholders. Members of at least one class of Directors are nominated each year for election by the stockholders and are included in the Company’s Proxy Statement.

The Nominating Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. The

Nominating Committee considers stockholder recommendations for candidates for the Board of Directors that are properly submitted in accordance with the Company’s Bylaws. In evaluating such recommendations, the Nominating Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

The Company’s Bylaws provide the procedure for stockholders to make director nominations. A stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company:

•	in the case of an annual meeting, not more than 120 days and not less than 90 days prior to the earliest of (i) such annual meeting, (ii) the first anniversary of the mailing date of the notice of the preceding year’s annual meeting and (iii) the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not earlier than the 120th day prior to the annual meeting and not later than the earlier of the close of business on the 90th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and

•	in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the earlier of the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs.

A stockholder’s notice to the Secretary must be in writing and set forth:

•	as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and

•	as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on the Company ’s books and of the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth above. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice of a stockholder proposal hereunder.

Nominees for Director

At the Annual Meeting, two directors are to be elected to hold office until the Annual Meeting of Stockholders in 2010 and until their respective successors are duly elected and qualified, except in the event of death, resignation or removal.

Unless otherwise specified, your proxy will be voted “FOR” the election of the nominees listed below, except that in the event any of those named should not continue to be available for election, discretionary authority may be exercised by the proxy holders to vote for a substitute of their choice. However, TCS knows of no circumstances that would make any nominee named herein unavailable. The nominees are each currently members of the Board of Directors.

The following nominees for director will serve until the Annual Meeting of Stockholders in 2010.

Name	Age	Position

Maurice B. Tosé	50	Director
James M. Bethmann	52	Director

Maurice B. Tosé founded TeleCommunication Systems (TCS) in 1987 and has been a director and Chairman of the Board of Directors since then. Prior to founding TCS, Mr. Tosé was the Director of Department of Defense Programs for Techmatics, Inc., headquartered in Silver Spring, Maryland. He was recognized in each of the past three years as one of the Country’s Top Black Technology Entrepreneurs by Career Communications Group, Inc. He currently is a Commander in the U.S. Navy Reserves and serves on the Board of Directors of the U.S. Naval Academy Foundation. Mr. Tosé holds a B.S. degree in Operations Analysis from the U.S. Naval Academy.

James M. Bethmann joined the Board of Directors in April 2006, and currently serves as Chairman of the Compensation Committee and is a member of the Nominating Committee. Mr. Bethmann is a Managing Partner of Heidrick and Struggles following its recent acquisition of Highland Partners where he was a Vice Chairman of the firm. Heidrick and Struggles is a retained executive search firm, and Mr. Bethmann is a partner in the Technology/IT Services and Industrial sectors. Before joining Highland Partners, Mr. Bethmann was Managing Director and co-led Korn/Ferry International’s Advanced Technology practice in North America, and established and led the firm’s software and emerging technologies practice. Prior to joining Korn/Ferry, Mr. Bethmann led the Southwest Technology Practice of Russell Reynolds Associates. Before executive search, Mr. Bethmann served as a Corporate Officer and a President of Recognition International, a supplier of high-performance document recognition systems, image, and workflow software solutions for leading businesses in the Americas, Pacific Rim, and Europe. He began his career in the U.S. Navy, achieving the rank of Lieutenant Commander. Mr. Bethmann holds a B.S. degree from the U.S. Naval Academy where he currently is a board trustee.

Directors Continuing in Office

Class I Directors — Terms expiring in 2008

Clyde A. Heintzelman, 68, Member of the Audit Committee

Mr. Heintzelman joined the Board of Directors in December 1999. He is the Chairman of the Board of Citel, a company focused on enabling enterprise IP telephony with existing PBX infrustructure. Mr. Heintzelman was the Chairman of the Board of Optelecom, Inc. from February 2000 to June 2003, also serving as the interim President and Chief Executive Officer during 2002. Prior to joining Optelecom, Mr. Heintzelman was the President of Net2000 Communications, from November 1999 to May 2001. From December 1998 to November 1999, Mr. Heintzelman was the President and Chief Executive Officer of SAVVIS Communications Corporation, a networking and Internet solutions company. From 1995 to 1998, Mr. Heintzelman was the President and Chief Operating Officer of DIGEX, Inc. Prior to joining DIGEX, Inc., Mr. Heintzelman was a General Manager for Bell Atlantic. Mr. Heintzelman also serves on the Board of Directors of SAVVIS Communications Corporation and ITC Deltacom. Mr. Heintzelman holds a B.A. degree in Marketing from the University of Delaware.

Richard A. Kozak, 61, Chairman of the Audit Committee

Mr. Kozak joined the Board of Directors in December 1999. He is currently Chairman of R&D2 LLC, a company engaged in helping early stage companies commercialize their intellectual property assets. In 1998, Mr. Kozak founded and was the Chief Executive Officer and Chairman of the Board of Directors of 1eEurope,

Ltd., formerly Galileo Communications, Ltd., a portfolio of companies focused on providing integrated e-business solutions to mid and large-size companies throughout Europe. From 1993 to 1997, Mr. Kozak was a co-founder and the President, Chief Executive Officer and member of the Board of Directors of American Communications Services, Inc., which became e.spire Communications, Inc. Prior to forming American Communications Services, Inc. in 1993, Mr. Kozak was the President of the Southern Division of MFS Communications, which was acquired by MCI WorldCom. From 1986 through 1989, Mr. Kozak was Vice President and General Manager of Global Messaging Services for GTE Telenet, now part of Sprint International. He holds a B.S. degree in Engineering from Brown University and an M.B.A. in Finance from The George Washington University School of Government and Business Administration. He is a member of the board of advisors for the Dingman School of Entrepreneurship at the University of Maryland, and the Chesapeake Innovation Center in Annapolis, Maryland

Class II Directors — Terms expiring in 2009

Weldon H. Latham, 60, Member of the Compensation and Nominating Committees

Mr. Latham Weldon H. Latham joined the Board of Directors in December 1999. Mr. Latham has been a senior partner with the law firm of Davis Wright Tremaine since July 2004. From 2000 until 2004, he was a senior partner at the law firm of Holland & Knight. From 1992 to 2000, Mr. Latham was a partner at the law firm of Shaw Pittman Potts & Trowbridge. From 1986 to 1992, Mr. Latham was a managing partner of the Virginia office of the law firm Reed, Smith, Shaw and McClay. From 1981-1986, Mr. Latham was the Vice President and General Counsel of Sterling Systems Inc., a software company that was acquired by Planning Research Corporation (PRC). Mr. Latham was appointed Executive Assistant and Counsel to the PRC Chairman and CEO. From 1979 to 1981, Mr. Latham served as General Deputy Assistant Secretary, U.S. Department of Housing and Urban Development and previously served as Assistant General Counsel, Executive Office of the President (OMB) from 1973 to 1976. Mr. Latham holds a B.A. degree in Business Administration from Howard University, a J.D. degree from Georgetown University Law Center, and an executive management certificate from the Amos Tuck Business School at Dartmouth College.

Byron F. Marchant, 49, Chairman of the Nominating Committee, Member of the Audit Committee

Mr. Marchant joined the Board of Directors in December 1999. He has been the Executive Vice President, General Counsel and Chief Administrative Officer of Black Entertainment Television, (BET) Networks since 1997. Prior to joining BET, Mr. Marchant was a partner in the law firm Patton Boggs, LLP. From 1995 to 1996, Mr. Marchant was our Senior Vice President and General Counsel. Additional positions that Mr. Marchant has held include Senior Legal Advisor to an FCC Commissioner and an attorney with the law firm Sidley & Austin. Mr. Marchant also serves on the Board of Directors of Cable Positive, American Red Cross of the Washington Metropolitan Area and the U.S. Naval Academy Foundation. He also is a Member of the Advisory Committee to the Sallie Mae Foundation. The Governor of Virginia appointed Mr. Marchant to the Board of Visitors of George Mason University for a four-year term that began in the Fall of 2003. He serves on the University of Virginia Campaign Executive Committee through 2011 and is an adjunct professor at the University of Virginia School of Law. Mr. Marchant holds a B.S. degree from the U.S. Naval Academy and a J.D. degree from the University of Virginia Law School.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The number of shares beneficially owned by a person includes shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 2007. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

The following table lists the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by directors and our named executive officers of the Company as of April 30, 2007.

	Shares		Percentage of Shares
Name and Address of	Beneficially Owned		Beneficially Owned
Beneficial Owner(1)	A Shares	B Shares(3)	A Shares	B Shares

Directors and executive officers:
Maurice B. Tosé(2)	1,592,261	7,525,672	4.7%	100%
Richard A. Young(4)	1,027,769	—	3.0%	—
Thomas M. Brandt, Jr.(5)	772,532	—	2.3%	—
Drew A. Morin(6)	1,041,044	—	3.1%	—
Timothy J. Lorello(7)	642,505	—	1.9%	—
Kevin M. Webb(8)	460,364	—	1.3%	—
James M. Bethmann(9)	4,405	—	*	—
Clyde A. Heintzelman(10)	97,231	—	*	—
Richard A. Kozak(11)	83,842	—	*	—
Weldon H. Latham(12)	101,842	—	*	—
Byron F. Marchant(13)	63,828	—	*	—
All directors and executive officers as a group (11 persons)(14)	5,620,473	7,525,672	16.8%	100%
Five percent holders:
033 Asset Management LLC(15)	2,124,688	—	6.3%	—
Marathon Capital Management, LLC(16)	1,999,507	—	5.9%	—
Diker GP, LLC(17)	1,690,093	—	5.0%	—

*	Less than 1%.

(1)	Except as set forth herein, the business address of the named beneficial owner is c/o TeleCommunication Systems, Inc., 275 West Street, Annapolis, Maryland 21401.

(2)	Includes 1,299,303 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 20,400 shares of restricted Class A Common Stock. Under the rules of the SEC, Mr. Tosé is deemed to beneficially own 223,995 shares of Class A Common Stock owned by Teresa M.S. Layden, Mr. Tosé’s wife, 215,753 shares of Class B Common Stock held in a trust for the benefit of Mr. Tosé’s and Ms. Layden’s children, and 25,142 shares of Class B Common Stock held by Mr. Tosé’s minor children. Mr. Tosé disclaims beneficial ownership of all of these shares.

(3)	The holders of Class B Common Stock are entitled to three votes per share on all matters submitted to a vote of the stockholders. Each share of our Class B Common Stock is convertible at any time, at the option of the holder, into one share of our Class A Common Stock.

(4)	Includes 783,832 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 11,200 shares of restricted Class A Common Stock. Under the rules of the SEC, Mr. Young is deemed to beneficially own 30,000 shares of Class A Common Stock held in a trust for the benefit of Mr. Young’s wife and children. Mr. Young disclaims beneficial ownership of all of these shares.

(5)	Includes 597,389 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 5,600 shares of restricted Class A Common Stock. Under the rules of the SEC, Mr. Brandt is deemed to beneficially own 51,370 shares of Class A Common Stock held in a trust for the benefit of Mr. Brandt’s wife. Mr. Brandt disclaims beneficial ownership of all the shares in the trust.

(6)	Includes 501,019 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 5,600 shares of restricted Class A Common Stock. Under the rules of the SEC, Mr. Morin is deemed to beneficially own 195,354 shares of Class A Common Stock held in a trust for the benefit of Mr. Morin’s wife and child. Mr. Morin disclaims beneficial ownership of all of these shares.

(7)	Includes 364,857 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 5,600 shares of restricted Class A Common Stock. Under the rules of the SEC, Mr. Lorello is deemed to beneficially own 236,849 shares of Class A Common Stock held in a trust for the benefit of Mr. Lorello’s wife and children. Mr. Lorello disclaims beneficial ownership of all these shares.

(8)	Includes 406,857 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 30,400 shares of restricted Class A Common Stock.

(9)	Includes 2,203 shares of restricted Class A Common Stock.

(10)	Consists of 83,733 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 2,203 shares of restricted Class A Common Stock.

(11)	Includes 37,500 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 2,203 shares of restricted Class A Common Stock.

(12)	Includes 37,500 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 2,203 shares of restricted Class A Common Stock.

(13)	Includes 61,625 shares of Class A Common Stock issuable upon the exercise of stock options exercised within 60 days of April 30, 2007 and 2,203 shares of restricted Class A Common Stock.

(14)	Includes an aggregate of 4,173,615 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2007 and 89,815 shares of restricted Class A Common Stock.

(15)	According to a Schedule 13D filed with the SEC on February 14, 2007, the address of 033 Asset Management, LLC is 125 High Street, Suite 1405, Boston, Massachusetts 02110.

(16)	According to a Schedule 13G filed with the SEC on January 25, 2007, the address of Marathon Capital Management, LLC is 4 North Park Dr., Suite 106, Hunt Valley, Maryland 21030.

(17)	The address of each of Diker GP, LLC, Diker Management, LLC, Charles M. Diker and Mark N. Diker is 745 Fifth Avenue, Suite 1409, New York, New York 10151. As the sole general partner of the Diker Funds, Diker GP has the power to vote and dispose of the shares of the Common Stock owned by the Diker funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management serves as the investment manager of Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management, and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be beneficial owners of shares beneficially owned by Diker GP and Diker Management. The Reporting Persons disclaim all beneficial ownership, however, as affiliates of a Registered Investment Advisor, and in any case disclaim beneficial ownership except to the extent of their pecuniary interests in the shares. The information set forth in this footnote (17) is based on a review of the Schedule 13G filed with the SEC on February 13, 2007.

Executive Officers

The Board has elected the executive officers to serve for indefinite terms. The following table sets forth the name of each executive officer as of December 31, 2006 and the principal positions and offices he holds with the company. Unless otherwise indicated, each of these officers has served as an executive officer of the company for at least five years.

Name	Age	Information About Executive Officer

Maurice B. Tosé	50	Chairman of the Board of Directors, President and Chief Executive Officer since 1987.
Richard A. Young	60	Executive Vice President and Chief Operating Officer. Mr. Young directs all day-to-day activities in the Company including goal setting, performance monitoring, and deployment of key personnel. Mr. Young joined TCS in 1992 and has served in a chief operating management role throughout his tenure.
Thomas M. Brandt, Jr.	55	Sr. Vice President and Chief Financial Officer. Mr. Brandt joined the Company in 1997, assuming responsiblility for the Company’s financial management, reporting, controls, accounting, and administration.
Drew A. Morin	46	Sr. Vice President and Chief Technology Officer. Mr. Morin joined the company in 1988, assuming responsibility for the technical direction and coordination of TCS’ development activities across business units.
Timothy J. Lorello	49	Sr. Vice President and Chief Marketing Officer, In 2002 Mr. Lorello assumed responsibility for positioning and product management, marketing communications, branding activities, and product strategy for all of our products and services. Mr. Lorello joined our company in 1995 to head our network intelligence application software group where he was responsible for the marketing and development of software applications and services sold to wireless carriers.
Kevin M. Webb	50	Sr. Vice President, Global Sales and Alliances. Since 2001, Mr. Webb has had responsibility for developing and expanding sales strategies for TCS products and services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons that beneficially own more than 10% of our Class A Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Common Stock and other equity securities. Copies of these reports must be filed with us. Based solely on our review of the copies of these reports filed with us, and written representations that no other reports were required, to our knowledge, all reports required by Section 16(a) were timely filed in 2006 except as follows: Messrs. Tosé, Bethmann, Heintzelman, Kozak, Latham, Marchant, Brandt and Lorello filed one Form 4 one day late; Mr. Marchant filed one Form 4 five days late; Mr. Tosé filed one Form 4 five days late; and Messrs. Tosé, Young, Brandt, Morin, Lorello and Webb filed one Form 4 seven days late. All of the late Form 4 filings resulted from administrative oversight.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

The Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on the company’s website at www.telecomsys.com. The Company requires all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the company’s best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

Committees of the Board of Directors

Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and its members are Mr. Richard A. Kozak, Mr. Clyde A. Heintzelman and Mr. Byron F. Marchant. The members of the Audit Committee are “independent” as defined in the rules and regulations of the NASDAQ National Market, which is the exchange on which TCS Class A Common Stock is listed. The Board of Directors has determined that Mr. Kozak, Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K under the Securities Act of 1933.

The Board of Directors adopted and approved a written charter for the Audit Committee in 2003, a copy of which may be found on TCS’s Web site (http://www.telecomsys.com). Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee held four quarterly meetings in 2006 to review quarterly operating results, and four additional meetings to review other matters. The Audit Committee met in executive session with Ernst & Young representatives, without the presence of management, four times during 2006.

Principal Accountant Fees and Services

For the fiscal years ended December 31, 2006 and 2005 professional services were performed by Ernst & Young LLP.

Total fees paid to Ernst & Young LLP aggregated $846,212 and $923,115 for the fiscal years ended December 31, 2006 and 2005, respectively, and were composed of the following:

	Years ended December 31
	2005	2006
	(amounts in thousands)

Audit Fees	$871	$621
Audit-Related Fees	0	223
Tax Fees	50	0
All Other Fees	2	2

Total Ernst & Young Services	$923	$846

Audit Fees: The aggregate fees billed for the audit of the annual financial statements for the fiscal years ended December 31, 2006 and 2005, for reviews of the financial statements included in TCS’s Quarterly Reports on Form 10-Q, for testing and evaluating internal controls over financial reporting and for assistance with and review of documents filed with the SEC were $621,481 for 2006 and $871,115 for 2005.

Audit-Related Fees: Audit related fees include: attest services that are not required by statute or regulation, internal control reviews and consultations concerning evaluating internal controls over financial reporting and other financial accounting/reporting matters. The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2006 was $222,731. There were no audit-related fees billed in 2005. The 2006 fees relate to carve-out audit procedures for the Company’s Mobile Asset Management division that is held for sale.

Tax Fees: Tax fees relate to fees billed for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. The aggregate fees billed for tax services for the fiscal years ended December 31, 2006 and 2005 were $0 and $50,000, respectively. The 2005 fees relate to state sales tax consultations.

All Other Fees: All other fees consist of aggregate fees billed by Ernst & Young LLP for products and services other than the services reported above. The aggregate fees billed under this category for the fiscal years ended December 31, 2006 and 2005 were $2,000 and $2,000, respectively. These fees were for access to Ernst & Young’s on-line research tool.

Report of the Audit Committee

The Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of TCS’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, as well as the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee discussed with TCS’s independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has discussed with the independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of TCS’s internal controls, and the overall quality of TCS’s financial reporting. The Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

The Committee also discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. The Company’s director of Internal Audit, who reports directly to the Audit Committee, met in executive session with the Committee (without management present) to report on his review of the Company’s system of internal controls.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Committee has also approved the selection of Ernst & Young LLP as TCS’s independent registered public accounting firm for 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on June 14, 2007 with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions. The Audit Committee considered whether the provision by Ernst & Young LLP of the services entitled “all other fees” as discussed above is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee annually approves each year’s engagement for audit services in advance. The Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any such fees pre-approved in this manner shall be reported to the Audit Committee at its next scheduled meeting. All services described above were pre-approved by the Audit Committee in fiscal 2006.

The Audit Committee has designated Mr. Thomas M. Brandt, Jr., Chief Financial Officer, to monitor the performance of all services provided by the independent auditors and to determine whether such services are in compliance with this policy. Mr. Brandt reports to the Audit Committee on a periodic basis the results of this monitoring. Any member of executive management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of any member of management.

AUDIT COMMITTEE

Richard A. Kozak, Chairman
Clyde A. Heintzelman
Byron F. Marchant

Compensation Committee

The Compensation Committee, which met six times in 2006, consists of Messrs. Bethmann and Latham. Mr. Heintzelman served as Chairman of the Compensation Committee until June of 2006, at which time Mr. Bethmann assumed the position of Compensation Committee Chairman. The Compensation Committee determines the compensation of our Chief Executive Officer and President and the compensation of the other executive officers and administers the Amended and Restated 1997 Stock Incentive Plan, Amended and Restated Employee Stock Purchase Plan and other executive officer compensation plans. The Compensation Committee’s Charter is available on the Company’s website (www.telecomsys.com) and will be provided to stockholders upon request.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, long-term equity incentive compensation and broad-based benefits programs.

We place significant emphasis on pay for performance-based incentive compensation programs, which make payments when certain company and individual goals are achieved. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers.

The Objectives of our Executive Compensation Program

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. Our executive officers are elected by our board of directors. The Compensation Committee is composed entirely of non-employee directors.

Our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives in the highly competitive and dynamic wireless communications technology industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	Align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding executive officers for meeting operational goals designed to result in shareholder value increases;

•	Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	Foster a shared commitment among executives by coordinating their company and individual goals; and

•	Motivate our executives to manage our business to meet our long-range objectives.

The Chairman of our Compensation Committee is a Managing Partner of Heidrick & Struggles, one of the world’s leading executive search and leadership consulting firms. He brings to the Compensation Committee world-wide industry data to support its analysis and compensation decisions. The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our named executive officers. Mr. Tosé, our chief executive officer annually reviews each other named executive officer’s performance with the committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, payments to be made under our annual cash incentive plan, or Bonus Opportunity Plan, and the grants of long-term equity incentive awards for all executive officers. Based in part on these recommendations from our CEO and other considerations discussed below, the Compensation Committee approves the annual compensation package of our executive officers other than our CEO. The Compensation Committee also annually analyzes our CEO’s performance and determines his base salary, Bonus Opportunity Plan award payout and stock option awards based on its assessment of his performance with input from the committee’s members.

We use the following principles to guide our decisions regarding executive compensation:

Provide base salary compensation opportunities targeted at market median levels.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our shareholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group.

We benchmark our salary and target incentive levels and practices as well as our performance results in relation to other comparable communications technology industry companies and general industry companies of similar size in terms of revenue and market capitalization. We believe that such companies provide an appropriate peer group because they consist of similar organizations against whom we compete for executive talent. We annually review the companies in our peer group and add or remove companies as necessary to insure that our peer group comparisons are meaningful. Specifically, we have used available data from the following companies to compare our salary and target incentive levels:

• Neustar	• Sybase
• NCI Information Systems	• Infospace
• Comverse Technologies	• Mapinfo Corp.
• Openwave Systems	• Syniverse Technologies

We target base salaries to approximate the market median (50th percentile) for our peer group. To arrive at the 50th percentile for the base salaries of our named executive officers, we consider the median of the data gathered from proxy statements for the positions of the named executive officers in relation to the named executive officers of our peer group as well as the 50th percentile of data from published surveys for each position. If our performance on company/team and individual goals exceeds targeted levels, our executives have the opportunity, through our Bonus Opportunity Plan and long-term equity incentive compensation to receive total compensation above the median of market pay. We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

For each executive officer, we consider the relevance of data of our peer group, considering:

•	Our business need for the executive officer’s skills;

•	The contributions that the executive officer has made or we believe will make to our success;

•	The transferability of the executive officer’s managerial skills to other potential employers;

•	The relevance of the executive officer’s experience to other potential employers, particularly in the telecommunications technology industry; and

•	The readiness of the executive officer to assume a more significant role with another potential employer.

Require performance goals to be achieved in order for the majority of the target pay levels to be earned.

Our executive compensation program emphasizes pay for performance. Performance is measured based on achievement of company and individual performance goals that are aligned with our business strategy and are approved by our board of directors relative to its approved annual business plan. The goals for our company and individual measures are established so that target attainment is not assured. The attainment of payment for performance at target or above will require significant effort on the part of our executives.

For 2006, the Bonus Opportunity Plan award was based on the following performance measures: Achievement of operating targets including:

•	Total revenue;

•	Earnings before interest, taxes, depreciation and amortization, or “EBITDA”;

•	Cash on hand at year-end;

•	Attainment of certain financial metrics, such as tangible net worth;

•	Certain milestones regarding sale of our discontinued operations; and

•	Individual performance measures, such as achievement of strategic objectives like new customer wins, new partnership agreements or research and development expense controls.

For 2007, the Bonus Opportunity Plan provides for bonus awards based on achievement of similar operating targets, with the addition of net income targets

Our long-term equity incentive program for 2006 and 2007 consists of awards of options to acquire our common stock or restricted shares which require growth in our common stock price in order for the executive officer to realize any value. We award stock options to align the interests of the executive officers to the interests of the shareholders through appreciation of our common stock price.

Offer the same comprehensive benefits package to all full-time employees.

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Provide fair and equitable compensation.

We provide a total compensation program that we believe will be perceived by both our executive officers and our shareholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each executive officer, we also consider the pay of each executive officer relative to each other executive officer and relative to other members of the management team. We have designed the total compensation programs to be consistent for our executive management team.

Certain Policies of our Executive Compensation Program

We have adopted the following material policies related to our executive compensation program:

•	Allocation between long-term and currently paid out compensation: The compensation we currently pay consists of base pay and annual cash incentive compensation in the form of the Bonus Opportunity Plan payments. The long-term compensation consists entirely of awards of stock options or restricted shares pursuant to our Fourth Amended and Restated 1997 Stock Incentive Plan, as amended, (“the 1997 Plan”.) The allocation between long-term and currently paid out compensation reflects consideration of how our peer companies use long-term and currently paid compensation to pay their executive officers.

•	Allocation between cash and non-cash compensation: It is our policy to allocate all currently paid compensation in the form of cash and all long-term compensation in the form of awards of options to purchase our common stock or restricted shares of our Class A common stock.

Our Executive Compensation Programs

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. The basic elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation program.

Element	Characteristics	Purpose

Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance; targeted at the median market pay level.	Keep our annual compensation competitive with the market for skills and experience necessary to meet the requirements of the executive’s role with us.
Bonus Opportunity Plan awards	Performance-based annual cash incentive earned based on company and individual performance against target performance levels; targeted at the median market pay level.	Motivate and reward for the achievement and over-performance of our critical financial and strategic goals. Amounts earned for achievement of target performance levels based on our annual budget is designed to provide a market-competitive pay package at median performance; potential for lesser or greater amounts are intended to motivate participants to achieve or exceed our financial performance goals and to not reward if performance goals are not met.
Long-term equity incentive plan awards (stock options and restricted shares)	Performance-based equity award which has value to the extent our common stock price increases over time; targeted at the 75th percentile of market pay level and/or competitive practices at peer companies.	Align interest of management with shareholders; motivate and reward management to increase the shareholder value of the company over the long term.
Vesting based on continued employment will facilitate retention; amount realized from exercise of stock options rewards increased shareholder value of the company; provides change in control protection.
Retirement savings opportunity	Tax-deferred 401(k) plan in which all employees can choose to defer compensation for retirement. We provide discretionary but non-discriminatory matching contributions to all employees based on operational performance; we do not allow employees to invest these savings in company stock.	Provide employees the opportunity to save for their retirement. Account balances are affected by contributions and investment decisions made by the employee.
Health & welfare benefits	Fixed component. The same/comparable health & welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.

All pay elements are cash-based except for the long-term equity incentive program, which is an equity-based (stock options or restricted shares) award. We consider market pay practices and practices of peer companies in determining the amounts to be paid, what components should be paid in cash versus equity, and how much of a named executive officer’s compensation should be short-term versus long-term.

Compensation opportunities for our executive officers, including our named executive officers, are designed to be competitive with peer companies. We believe that a substantial portion of each named executive officer’s compensation should be in performance-based pay.

In determining whether to increase or decrease compensation to our executive officers, including our named executive officers, annually we take into account the changes (if any) in the market pay levels based on our peer group, the contributions made by the executive officer, the performance of the executive officer, the increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the transferability of managerial skills to another employer, the relevance of the executive officer’s experience to other potential employers and the readiness of the executive officer to assume a more significant role with another organization. In addition, we consider the executive officer’s current base salary in relation to the median pay of peer group companies so that for the same individual performance, an executive officer will receive larger increases when below median and smaller increases when at or above median.

In general, compensation or amounts realized by executives from prior compensation from us, such as gains from previously awarded stock options or restricted share awards, are not taken into account in setting other elements of compensation, such as base pay, Bonus Opportunity Plan payments, or awards of stock options or restricted shares under our long-term equity incentive program. With respect to new executive officers, we take into account their prior base salary and annual cash incentive, as well as the contribution expected to be made by the new executive officer, the business needs and the role of the executive officer with us. We believe that our executive officers should be fairly compensated each year relative to market pay levels of our peer group and internal equity among executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation.

Annual Cash Compensation

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our shareholders, we provide a competitive total compensation package. Base salaries are targeted at the market median (50th percentile) of our peer group, while total compensation (cash plus long-term incentive compensation) is targeted at the 75th percentile of our peer group, considering individual performance and experience, to ensure that each executive is appropriately compensated.

Base Salary

Annually we review salary ranges and individual salaries for our executive officers. We establish the base salary for each executive officer based on consideration of median pay levels of our peer group and internal factors, such as the individual’s performance and experience, and the pay of others on the executive team.

We consider market median pay levels among individuals in comparable positions with transferable skills within the wireless communications technology industry and comparable companies in general industry. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. For the fiscal year ended December 31, 2006, cash compensation to our named executive officers was approximately $1.5 million, with our chief executive officer receiving approximately $430,000 of that amount. We believe that the base salary paid to our executive officers during 2006 achieves our executive compensation objectives, compares appropriately to our peer group and is within our target of providing a base salary at the market median.

In 2007, adjustments to our executive officers’ total compensation were made based on an analysis of current market pay levels of peer companies and in published surveys. In addition to the pay levels of our peer group, factors taken into account in making any changes for 2007 included the contributions made by the executive officer, the performance of the executive officer, the role and responsibilities of the executive officer and the relationship of the executive officer’s base pay to the base salary of our other executives.

Bonus Opportunity Plan Awards

Consistent with our emphasis on pay for performance incentive compensation programs, we have established a written Bonus Opportunity Plan pursuant to which our executive officers, including our named executive officers, are eligible to receive Bonus Opportunity Plan awards based upon our performance against annual established performance targets, including financial measures and other factors, including individual performance. The Bonus Opportunity Plan is important to focus our executive officer’s efforts and reward executive officers for annual operating results that help create value for our shareholders. The Bonus Opportunity Plan award represents approximately 25% to 40% of a named executive officer’s total potential cash compensation, depending on the executive’s role.

Incentive award opportunities are targeted to result in Bonus Opportunity Plan payments equal to the market median of our peer group assuming our target business objectives are achieved. If the target level for the performance goals is exceeded, executives have an opportunity to earn cash incentive awards above the median of the market of our peer group. If the target levels for the performance goals are not achieved, executives may earn less or no Bonus Opportunity Plan payments. In 2006, our named executive officers exceeded some but not all of the target business objectives, which result in an earned aggregate of 83% of the potential cash bonuses under the Bonus Opportunity Plan. The incentive plan targets for the Bonus Opportunity Plan are determined through our annual planning process, which generally begins in October before each fiscal year.

For 2006, the financial measures used to determine annual incentive cash payments included revenue, EBITDA, cash on hand at year-end, a tangible net worth goal and attainment of certain operational and subjective goals related to the executive’s role.

The revenue measure is designed to reflect our objective of developing new products and markets, growing top line revenue, and expanding our market share in existing markets. To ensure we efficiently develop and expand our markets, the EBITDA measure motivates our executives to manage our costs and to take into account the appropriate level of expenses expected with our growth. The cash on hand measure is designed to ensure that the appropriate level of attention is paid to the need to fund our operations and investments for the next rolling twelve-month period. The tangible net worth goal provides focus on maintaining our balance sheet in a manner that exceeds the requirements of our bank arrangements to avoid liquidity issues on an on-going basis. The operational and subjective goals provide recognition for contributions made to the overall health of the business and are intended to capture how the executive officer has performed in areas that are not quantified in the major metrics.

A business plan which contains annual financial and strategic objectives is developed each year by management, reviewed and recommended by the executive officers, presented to the board of directors, and ultimately reviewed and approved by our board of directors with such changes it deems appropriate. The Bonus Opportunity Plan is presented to the Compensation Committee for review and approval with such modifications it deems appropriate.

Bonus Opportunity Plan awards are determined at year-end based on our performance against the approved Bonus Opportunity Plan targets. The Compensation Committee also exercises discretion adjusting awards based on its consideration of each executive officer’s individual performance and for each executive officer other than the chief executive officer, based on a review of such executive’s performance as communicated to the Compensation Committee by the chief executive officer, and our overall performance during the year. The committee may modify the Bonus Opportunity Plan awards prior to their payment.

2006 Financial Measures

Shown as a percentage of the total Bonus Opportunity Plan award at target in the following table, is the weighting of the measures used to determine award payments to the named executive officers for the fiscal year ended December 31, 2006.

							SVP
2006 Measures		CEO	COO	CFO	CTO	CMO	Sales

Company/team performance	• Revenue	20%	40%	25%	30%	45%	80%
	• EBITDA	30%	40%	30%	30%	30%	10%
	• Cash at end of year	20%	10%	25%	5%
	• Tangible Net Worth	20%		10%
	• Sale of discontinued operations by year end	10%	10%	10%
Individual performance					35%	25%	10%

		100%	100%	100%	100%	100%	100%

Bonus Opportunity Plan Payout

We have developed goals for our performance measures that would result in varying levels of Bonus Opportunity Plan payments. If certain performance goals were met, to the extent that Revenue and EBITDA exceeded the goals, our executive officers had the opportunity to receive an amount in excess of their target award. The target award for the Senior Vice President of Sales could be reduced if certain sales goals were not met. The payment opportunities under the 2006 annual Bonus Opportunity Plan was set based on competitive market pay levels of our peer group and are shown as a percentage of annual base salary at corresponding levels of performance against our goals as shown in the following table:

2006 Bonus Opportunity Plan Payout Level Based on Goal Achievement
Officer	At 100% (Target)	Bonus Adjustments Based on Performance

CEO	55% of base salary	1% increase in bonus pool for every 2% increase in Revenue and EBITDA after all performance goals met
COO	45% of base salary	1% increase in bonus pool for every 2% increase in Revenue and EBITDA after four financial goals met
CFO	40% of base salary	1% increase in bonus pool for every 2% increase in Revenue and EBITDA, if original Revenue, EBITDA and Cash goals were met
CTO	40% of base salary	1% increase in bonus pool for every 2% increase in Revenue and EBITDA, if original Revenue and EBITDA goals were met, plus 1% increase in bonus pool for every 2% increase in individual goals
CMO	30% of base salary	1% increase in bonus pool for every 2% increase in Revenue and EBITDA, if original Revenue and EBITDA goals were met.
SVP Sales	30% of base salary	1% increase in bonus pool for every 2% increase in Revenue if the original Revenue goal was met, plus 10% of base pay if certain revenue achievement exceeded the goal by 5% or a reduction of the bonus pool by 10% if certain revenue achievement was more than 5% below the goal.

The actual annual incentive payments made to our named executive officers pursuant to our Bonus Opportunity Plan for the fiscal year ended December 31, 2006 are set forth below in the Summary Compensation Table. We believe that the annual incentive payments made to our named executive officers for the fiscal year ended December 31, 2006 achieved our executive compensation objectives, compare appropriately to our peer group and are within our target of providing total compensation at the 50th percentile of the market with outstanding performance achievement.

Long-term Equity Incentive Compensation

We award long-term equity incentive grants to executive officers, including the named executive officers, as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers to the interests of our shareholders. The Compensation Committee reviews and approves the amount of each award to be granted to each named executive officer. Long-term equity incentive awards are made pursuant to our Amended and Restated 1997 Stock Incentive Plan (the “1997 Plan”).

Our long-term equity incentive compensation is currently primarily in the form of options to acquire our common stock, but some restricted shares also have been awarded. The value of the stock options awarded is dependent upon the performance of our common stock price. While the 2007 Plan allows for other forms of equity compensation, the Compensation Committee and management believe that currently stock options and/or restricted shares are the appropriate vehicle to provide long-term incentive compensation to our executive officers. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price for a period of up to ten years under the 2007 Plan. Stock options are earned on the basis of continued service to us and generally vest over three years, beginning with one-third vesting at each one year anniversary of the date of grant.

The exercise price of each stock option granted 2006 is the fair market value of our common stock on the grant date. We do not have any program, plan or practice of setting the exercise price based on a date or price other than the fair market value of our common stock on the grant date.

Our executive officers and other employees are eligible to receive annual awards of stock options based on the company’s performance in the prior fiscal year. Individual determinations are made with respect to the number of stock options granted to executive officers. In making these determinations, we consider our performance relative to the financial and strategic objectives set forth in the annual business plan, the previous year’s individual performance of each executive officer, and the market pay levels for the executive officer. Annual grants are targeted at 75% of the median level of market practices for the executive officer, but may be adjusted based on individual performance. This analysis is also used to determine any new hire or promotion-related grants that may be made during the year. Based on individual performance and contributions to our overall performance, the 2006 stock option grants awarded to the named executive officers were at approximately the 75th percentile of market long-term-incentive level for each named executive officer.

Like our other pay components, long-term equity incentive award grants are determined based on an analysis of competitive market levels of our peer group. Long-term equity incentive grant ranges have been established which result in total compensation levels ranging from median to above median of market pay levels of our peer group. The number of options granted to a named executive officer is intended to reward prior year’s individual performance.

Generally, we do not consider an executive officer’s stock holdings or previous stock option grants in determining the number of stock options to be granted. We believe that our executive officers should be fairly compensated each year relative to market pay levels of our peer group and relative to our other executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation.

While the vast majority of stock option awards to our executive officers have been made pursuant to our annual grant program or in connection with their hiring or promotion, the Compensation Committee retains discretion to make stock option awards to executive officers at other times, including in connection with the hiring of a new executive officer, the promotion of an executive officer, to reward executive officers, for retention purposes or for other circumstances recommended by management or the Compensation Committee. The exercise price of any such grant would be the fair market value of our stock on the grant date.

For accounting purposes, we apply the guidance in Statement of Financial Accounting Standard 123 (revised December 2004), or SFAS 123(R), to record compensation expense for our stock option grants. SFAS 123(R) is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Executive officers recognize taxable income from stock option awards when a vested non-qualified option is exercised or when the shares underlying an incentive option grant have been sold. The company generally receives a corresponding tax deduction for compensation expense in the year of exercise of a non-qualified option. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the non-qualified stock options are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

In 2006, upon a review of all option grants under the 1997 plan, we determined that because of administrative error in 2001 we had granted certain options to purchase our common stock under our 1997 Plan at exercise prices which were below the fair market value of our common stock at the time of grant. In December 2006, we amended the affected stock option grants of all affected employees by increasing the exercise price of such affected unvested stock option grants to the fair value of our common stock as of the date of grant.

Other Benefits

Retirement Savings Opportunity

All employees, including our named executive officers, may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions up to the current Internal Revenue Service limits. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We match contributions made by our employees to the 401(k) Plan at discretionary amounts. For 2006 we contributed 5% of each employee’s contribution to the 401(k) plan and for 2007 we intend to contribute 25% of each employee’s contribution to the 401(k) plan. We currently do not provide an option for our employees to invest in our company’s stock in the 401(k) plan.

Health and Welfare Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Employment Agreements, Severance Benefits and Change in Control Provisions

Except with respect to our Chairman and Chief Executive Officer, Mr. Maurice B. Tosé, we have employment agreements in effect with our named executive officers. We intend to enter into an employment contract with Mr. Tosé in 2007. We entered into the existing agreements to ensure the named executive officers would perform the role for an extended period of time and we considered the critical nature of the positions and our need to retain the individuals.

The agreements with our named executive officers, except for Mr. Tosé, provide that if the executive is terminated for cause or terminates without good reason (as defined in the agreement), we are obligated to pay only those wages and bonuses pursuant to the terms of our annual incentive plan and other compensation then vested. If terminated without cause or if he terminates the employment agreement for good reason (as defined in the agreement), in addition to the payment of amounts then vested, in exchange for a general release of all claims, he is entitled to salary in an amount which is the greater of the current annual salary for the remaining term of the agreement, or six months’ salary.

In the alternative, if a named executive officer’s employment with us is terminated because of a change in control, as defined in the agreement, then he is entitled to one year’s salary (except for Mr. Richard Young, Chief Operating Officer, who is entitled to two years’ salary) and all then outstanding stock options become immediately vested. We believe these provisions are important to ensure that our executives remain with us through the closing of any sale of the business.

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented by the Compensation Committee for our executive officers. We have chosen not to require stock ownership given the long tenure of our executive officers and the evolution of our company. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Securities Trading Policy

Our securities trading policy states that executive officers, including the named executive officers, and directors may not purchase or sell puts or calls to sell or buy our stock, or engage in short sales with respect to our stock.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the opportunity to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on these reviews and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2007 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

James M. Bethmann (Chairman)
Weldon H. Latham

Compensation Committee Interlocks

None of the members of the Compensation Committee is a current or former officer or employee of the Company. During 2006, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2006, none of the company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Compensation of the Named Executive Officers

The following table shows all compensation earned in the last fiscal year by our Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers whose annual salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2006.

Summary Compensation Table

				Non-Equity
			Option	Incentive	All Other
Name and Principal Position	Year	Salary	Awards(1)	Compensation Plan(2)	Compensation(3)	Total

Maurice B. Tosé	2006	$432,121	$508,177	$213,899	$45,886	$1,200,083
Chief Executive Officer, President, and Chairman of the Board
Richard A. Young	2006	$305,594	$332,293	$101,766	$36,148	$775,801
Executive Vice President, Chief Operating Officer
Thomas M. Brandt, Jr.	2006	$270,300	$284,080	$109,473	$29,959	$693,812
Senior Vice President and Chief Financial Officer
Drew A. Morin	2006	$265,000	$284,080	$106,001	$27,928	$683,009
Senior Vice President and Chief Technology Officer
Kevin M. Webb	2006	$240,000	$143,086	$48,624	$18,802	$450,007
Senior Vice President — Global Sales & Alliances

(1)	Represents the compensation cost recognized by the Company in 2006 in accordance with FAS 123R for stock option awards granted in and prior to 2006. Please refer to footnote 17 to our financial statements for a discussion of the assumptions related to the calculation of such value.

(2)	Represents amounts earned in 2006 under the Bonus Opportunity Plan.

(3)	Represents payments made to each of these executive officers in lieu of accrued vacation, plus matching contributions made by us under our 401(k) plan and health and life insurance premiums paid by us.

The following tables provide information about options granted, exercised and held by the executive officers named in the Summary Compensation Tables at December 31, 2006.

2006 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of an award made to a named executive officer in the most recently completed fiscal year. This includes cash compensation under the Bonus Opportunity Plan and stock option awards under the Company’s Amended and Restated 1997 Stock Incentive Plan, each of which is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” The threshold, target and maximum columns reflect the range of estimated payouts under the Bonus Opportunity Plan. In the 7th and 8th columns, we report the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices. In all cases, the exercise price was equal to the closing market price of our common stock on the date of grant. Finally, in the last column, we report the aggregate FAS 123(R) value of all option awards made in 2006; in contrast to how we present amounts in the Summary Compensation Table, we report such figures here without apportioning such amount over the service or vesting period.

						All Other
						Option
						Awards:		Grant Date
			Estimated Future Payouts			Number of	Exercise	Fair Value
		Equity	Under Non-Equity Incentive			Securities	Price of	of Stock
		Award	Plan Awards			Underlying	Option	and Option
	Award	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Type	Date	($)	($)	($)	(#)	($/sh)	($)

Maurice B. Tosé	BOP(1)		$113,972	$296,327	(3)
	Options(2)	3/8/2006				284,990	$2.39	$507,026
Richard A. Young	BOP(1)		$32,240	$145,081	(3)
	Options(2)	3/8/2006				187,786	$2.39	$343,517
Thomas M. Brandt, Jr.	BOP(1)		$28,382	$113,526	(3)
	Options(2)	3/8/2006				162,522	$2.39	$297,301
Drew A. Morin	BOP(1)		$27,825	$111,300	(3)
	Options(2)	3/8/2006				162,522	$2.39	$297,301
Kevin M. Webb	BOP(1)		$48,000	$156,000	(3)
	Options(2)	3/8/2006				80,097	$2.39	$146,521

(1)	Information relates to the Bonus Opportunity Plan for 2006.

(2)	Granted under the TeleCommunication Systems, Inc. Fourth Amended and Restated 1997 Stock Incentive Plan. The stock options granted to the named executive officers in 2006 have a 10-year term and vest in equal increments in each of the three successive anniversaries of the grant date. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force and change in control). However, options have an implicit performance criterion because the options have no value to the executive until they vest and unless and until our stock price exceeds the exercise price.

(3)	The Bonus Opportunity Plan provides for incremental increases in the potential payout amount in the event certain performance objectives exceed the specified goals, and does not specify a maximum amount.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options(1)	Price	Expiration
Name	(#) Exercisable	(#) Unexercisable	($)	Date

Maurice B. Tosé	318,500	0	$3.05	6/22/2011
	136,500	0	$3.60	6/22/2011
	135,000	0	$3.10	2/15/2012
	436,404	0	$6.81	2/26/2014
	88,951	177,904	$2.52	6/9/2015
	0	284,990	$2.39	3/8/2016
Richard A. Young	175,000	0	$3.05	6/22/2011
	75,000	0	$3.60	6/22/2011
	75,000	0	$3.10	2/15/2012
	279,013	0	$6.81	2/26/2014
	58,612	117,224	$2.52	6/9/2015
	0	187,786	$2.39	3/8/2016
Thomas M. Brandt, Jr.	96,370	0	$1.28	4/1/2009
	87,500	0	$3.05	6/22/2011
	37,500	0	$3.60	6/22/2011
	63,000	0	$3.10	2/15/2012
	157,392	0	$6.81	2/26/2014
	50,726	101,454	$2.52	6/9/2015
	0	162,522	$2.39	3/8/2016
Drew A. Morin	87,500	0	$3.05	6/22/2011
	37,500	0	$3.60	6/22/2011
	63,000	0	$3.10	2/15/2012
	157,392	0	$6.81	2/26/2014
	50,726	101,454	$2.52	6/9/2015
	0	162,522	$2.39	3/8/2016
Kevin M. Webb	140,000	0	$4.13	4/2/2011
	60,000	0	$6.00	4/2/2011
	30,000	0	$3.10	2/15/2012
	100,158	0	$6.81	2/26/2014
	25,000	50,000	$2.52	6/9/2015
	0	80,097	$2.39	3/8/2016

(1)	Vesting dates of unvested option awards are as follows:

Vesting	Mr. Tosé	Mr. Young	Mr. Brandt	Mr. Morin	Mr. Webb
Date	# Options	# Options	# Options	# Options	# Options

3/8/2007	94,996	62,595	54,174	54,174	26,699
6/9/2007	88,952	58,612	50,727	50,727	25,000
3/8/2008	94,997	62,595	54,174	54,174	26,699
6/9/2008	88,952	58,612	50,727	50,727	25,000
3/8/2009	94,997	62,596	54,174	54,174	26,699

2006 Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of stock (restricted stock) during the most recently completed fiscal year for each named executive officer on an aggregated basis. The restricted stock that vested in the most recently completed fiscal year was granted in 2003. The table reports the number of shares of stock that vested and the aggregate dollar value realized upon vesting of the stock.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

Maurice B. Tosé	0	0	71,662	$188,032.48
Richard A. Young	0	0	35,245	$103,358.60
Thomas M. Brandt, Jr.	0	0	15,416	$44,412.88
Drew A. Morin	0	0	9,869	$25,109.52
Kevin M. Webb	0	0	5,833	$13,901.84

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table provides information for all equity compensation plans at plans December 31, 2006, under which our equity securities were authorized for issuance:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	11,633,171	$3.61	2,955,755
Equity compensation plans not approved by security holders	None	N/A	None

Total	11,633,171	$3.61	2,955,755

(1)	As a result of the merger of XYPOINT Corporation (“XYPOINT”) with the Company effective January 15, 2001 and the merger of ReachNet, Inc. (“ReachNet”) with the Company effective February 14, 2001, the Company assumed the options issued under the XYPOINT 1995, 1997 and 2000 Stock Option Plans and the ReachNet 2000 Stock Incentive Plan. As of December 31, 2006, 98,319 shares of our Class A Common Stock were reserved for future issuance upon the exercise of the outstanding stock options assumed in the mergers at a weighted average exercise price of $6.20. No further options may be granted under the XYPOINT 1995, 1997 and 2000 Stock Option Plans or the ReachNet 2000 Stock Incentive Plan.

Employment Agreements

We have entered into employment agreements with Messrs. Young, Brandt, and Morin which became effective February 1, 2001, and with Mr. Webb which became effective February 1, 2007. See also the “Employment Agreements, Severance Benefits and Change in Control Provisions” section of the Compensation Discussion and Analysis portion of this Proxy Statement. The employment agreements provide for their annual salaries as adjusted annually by the Board of Directors, and give them the opportunity to participate in bonus or incentive compensation plans of the Company, if any. The agreements state an initial term of one year from the effective date, and automatically extend for additional one-year increments until terminated by us or the individuals.

The individuals may resign their employment voluntarily by giving 30 days notice to the Board of Directors. If we terminate any of the individuals without cause or if the individual resigns with good reason, he is entitled to receive from us his earned bonus plus an amount equal to the greater of the salary he would have received during the balance of the term of the employment contract, or six months. Under the agreements, “cause” means committing an act of gross negligence or other willful act that materially adversely affects TCS, acts of dishonesty involving fraud or embezzlement or being convicted or pleading no contest to a felony involving theft or moral turpitude. Under the agreements, “good reason” includes circumstances that constitute a material diminution in authority, require the individual to physically relocate more than 75 miles and any material breach by the Company of its obligations under the agreement. If we terminate an individual’s employment without cause, or if he resigns for good reason, within 12 months of a change in control, he is entitled to receive from us an amount based upon his annual salary. Mr. Young is entitled to receive two times his annual salary, and the other individuals are entitled to receive one times their annual salary. The following table summarizes estimated payments to the named executive officers upon termination without cause or resignation for good reason after a change in control assuming that the termination event was effective as of the last day of the most recently completed fiscal year, or December 31, 2006.

		Potential Payments Upon
	Potential Payments Upon	Termination Without Cause
	Termination Without Cause	or for Good Reason after
Name	or for Good Reason	a Change in Control

Richard A. Young	$152,797	$305,594
Thomas M. Brandt, Jr.	135,150	270,300
Drew A. Morin	132,500	265,000
Kevin M. Webb	120,000	240,000

Pursuant to the agreements, vesting of any stock options awarded to the individuals shall be immediately accelerated in the event of a change of control as defined in the agreements. The following table summarizes the intrinsic value of stock options that would be accelerated upon a change of control, assuming that a change of control event occurred on December 31, 2006:

Intrinsic Value of
Stock Options Accelerated
Name	Upon Change in Control(1)

Richard A. Young	$244,063
Thomas M. Brandt, Jr.	383,423
Drew A. Morin	208,030
Kevin M. Webb	100,369

(1)	Intrinsic value was determined by subtracting the exercise price of in-the-money stock options from the market price on December 29, 2006, multiplied by the number of shares underlying outstanding options.

Directors who are not employees of TCS (that is, all directors except for Mr. Tosé) are paid an annual retainer of $10,000, and fee of $1,500 for each Board meeting and $1,000 for each Committee meeting in which the director participates. The Chairman of the Audit Committee is paid an additional annual retainer of $9,000, and the Chairman of the Compensation Committee is paid an additional annual retainer of $4,500. Generally, each director is granted restricted stock or options to purchase shares of Class A Common Stock under our Amended and Restated 1997 Stock Incentive Plan for each year of service on the Board. These restricted shares or options vest in equal amounts at the end of each semi-annual term of service on the Board. In addition, non-employee directors are reimbursed for expenses incurred in connection with their board service. The following Table summarizes all amounts paid to non-employee Directors for fiscal year 2006:

	Fees
	Earned or
	Paid in	Stock
Name	Cash ($)	Awards ($)	Total ($)

James M. Bethmann	$9,250	$7,827	$17,077
Clyde A. Heintzelman	$30,250	$7,827	$38,077
Richard A. Kozak	$32,500	$7,827	$40,327
Weldon H. Latham	$17,000	$7,827	$24,827
Byron F. Marchant	$25,000	$7,827	$32,827

CERTAIN TRANSACTIONS RELATING TO TELECOMMUNICATION SYSTEMS, INC.

In February 2003, we entered into a lease with Annapolis Partners LLC to explore the opportunity of relocating our Annapolis offices to a planned new real estate development. Our President and Chief Executive Officer owns a controlling voting and economic interest in Annapolis Partners LLC and he also serves as a member. The financial and many other terms of the lease have not yet been established. The lease is subject to several contingencies and rights of termination. For example, the lease can be terminated at the sole discretion of our Board of Directors if the terms and conditions of the development are unacceptable to us, including without limitation the circumstances that market conditions make the lease not favorable to us or the overall cost is not in the best interest of us or our shareholders, or any legal or regulatory restrictions apply. Our Board of Directors will evaluate this opportunity along with alternatives that are or may become available in the relevant time periods and there is no assurance that we will enter into a definitive lease at this new development site.

PROPOSAL NO. 2 — APPROVAL OF THE FIFTH AMENDED AND RESTATED 1997 STOCK
INCENTIVE PLAN

In 1997, with the approval of our stockholders, we adopted the 1997 Stock Incentive Plan to promote our long-term growth and profitability by providing our employees, directors and consultants with incentives to improve stockholder value and to contribute to our growth and financial success. Since its inception, we have amended and restated the plan from time to time with the approval of our stockholders to increase the total number of shares of our Class A Common Stock reserved for issuance under the plan. These increases were made judiciously to enable the Company to continue to provide stock-based incentives to meet its recruiting, motivational and retention needs while being mindful of our stockholders’ concerns regarding dilution of their interests.

Specifically, to date, our stockholders approved the following amendments and restatements to the plan:

•	On June 15, 2000, our stockholders approved the first amendment and restatement of the plan to increase the number of shares available for issuance from 6,466,803 to 8,904,110.

•	On June 19, 2001, our stockholders approved the second amendment and restatement of the plan to increase the number of shares available for issuance by 2,000,000 shares, from 8,904,110 to 11,904,110. The second amendment and restatement also added a limit on the number of awards that anyone may receive under the plan in any given year. The plan provides that awards covering no more than 1,500,000 shares may be granted to any individual in a fiscal year, with one exception. In order to enable us to recruit effectively, awards covering up to 2,000,000 shares may be granted to an individual in his or her first year of employment with us.

•	On June 12, 2003, our stockholders approved the third amendment and restatement of the plan to increase the number of shares available for issuance by 4,000,000 shares, from 11,904,110 to 15,904,110.

•	On July 15, 2004, our stockholders approved the fourth amendment and restatement of the plan to increase the number of shares available for issuance by 5,000,000 shares, from 15,904,110 to 20,904,110.

On January 17, 2007, our Board of Directors approved a fifth amendment and restatement of the plan, to be known as the Fifth Amended and Restated 1997 Stock Incentive Plan (the “Plan”), contingent upon approval of the stockholders. Under this proposal, we are asking our stockholders to approve the Plan, as revised by this fifth amendment and restatement, at the Annual Meeting.

The fifth amendment and restatement provides for an increase in the number of shares of our Class A Common Stock available for issuance under the Plan by 5,000,000 shares for a total of 25,904,110 shares. In addition to the increase in authorized shares, and the change in the name of the Plan, other material changes that the amendment and restatement makes to the Plan as previously approved by our stockholders include:

•	revising the definition of “fair market value” to be the closing market price of our Class A Common Stock on the relevant date.

•	authorizing the plan administrator to (a) create subplans if necessary, for purposes including the need to qualify for preferred tax treatment under foreign tax laws or to comply with local regulatory requirements, (b) establish specific performance criteria for use in determining performance awards under the Plan, (c) set forth in any award agreement or subplan that may constitute nonqualified deferred compensation a unique definition of “change in control” in order to comply with new requirements under the Internal Revenue Code, and (d) continue to exercise powers granted under the plan with respect to outstanding awards notwithstanding any termination of the Plan.

•	mandating that outstanding awards will be adjusted to reflect stock splits, reverse stock splits and other changes in our capitalization to comply with applicable accounting pronouncements.

•	extending the term of the Plan so that it is scheduled to terminate on January 17, 2017, if not sooner terminated by the Board of Directors.

On January 17, 2007, immediately prior to the date the fifth amendment and restatement was approved by the Board of Directors, 11,686,366 shares of our Class A Common Stock were subject to outstanding awards issued under the Plan and 2,880,483 shares remained available for new awards. As of April 17, 2007, 13,486,451 shares of our Class A Common Stock were subject to outstanding awards issued under the Plan, and 957,143 shares remained available for new awards. The following table shows information regarding the distribution of awards among the persons and groups identified below.

Aggregate Past Grants Under the Plan

			Number of Shares
			Underlying Options and
			Restricted Shares as of
	Number of Options and	Number of Shares	4/30/2007
Name and Position	Restricted Shares Granted	Acquired on Exercise	Exercisable	Unexercisable

Maurice B. Tosé	2,291,649	318,000	1,210,351	763,298
Chairman of the Board, President, and Chief Executive Officer
Richard A. Young	1,690,758	481,923	725,220	483,615
Executive Vice President and Chief Operating Officer
Thomas M. Brandt, Jr.	1,252,202	320,138	546,662	385,402
Senior Vice President and Chief Financial Officer
Drew A. Morin	1,840,667	1,004,973	450,292	385,402
Senior Vice President and Chief Technology Officer
Kevin M. Webb	690,655	90,000	381,857	218,798
Sr. Vice President Global Sales and Alliances
Timothy J. Lorello	1,267,097	755,242	339,857	171,998
Senior Vice President and Chief Marketing Officer

Current Executive Officers	9,033,028	2,970,276	3,654,239	2,408,513
James M. Bethmann	4,403	2,203	0	2,203
Director Nominee
Clyde A. Heintzelman	101,842	15,906	83,733	2,203
Director
Richard A. Kozak	101,842	62,139	37,500	2,203
Director
Weldon H. Latham	101,842	62,139	37,500	2,203
Director
Byron F. Marchant	101,842	38,014	61,625	2,203
Director

Current Non-Executive Directors	411,771	180,401	220,358	11,015
Non-Executive Employees	11,081,194	3,888,865	3,598,517	3,593,809

The following is a brief summary of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan, which appears as Appendix A to this Proxy Statement.

General

Purpose: The purpose of the Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success by enabling us to attract, retain and reward the best available people.

Shares Available under the Plan: The limits on shares available under the Plan and awards which may be granted to any individual during a calendar year, as described above, will be adjusted to reflect any stock dividends or stock splits or reverse splits, and may be adjusted in the event of any spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any change which is part of a transaction resulting in a change in control. If any award, or portion of an award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Class A Common Stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the withheld and surrendered shares will thereafter be available for further awards under the Plan. As of April 25, 2007, the fair market value of a share of Class A Common Stock, determined by the last reported sale price per share of Class A Common Stock on such date as quoted on The Nasdaq Global Market, was $3.99.

Administration: Our Compensation Committee is currently the administrator of the Plan. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period; (viii) establish, amend, modify, administer or terminate subplans, and prescribe, amend and rescind rules and regulations relating to such subplans.

In the event of changes in our Class A Common Stock by reason of any stock dividend, stock split, or reverse stock split, the administrator will make adjustments to the number of shares covered by and the exercise price and other terms of outstanding awards. In the event of any other changes affecting us, our capitalization or our Class A Common Stock, by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, or share exchange, other than any change that is part of a transaction resulting in a change in control, the administrator may without the consent of holders of awards, make any other adjustments in outstanding awards. This includes, but is not limited to, reducing the number, kind and price of shares subject to awards.

Without the consent of holders of awards, whenever the administrator determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles.

Participation: Participation in the Plan is open to all of our or any of our affiliates’ employees, officers, directors and other individuals providing bona fide services to us or our affiliates, as selected by the administrator from time to time. The administrator may also grant awards to individuals in connection with hiring, retention or otherwise prior to the date the person first performs services. As of April 30, 2007, six directors and approximately six hundred employees, officers and consultants were eligible to participate in the Plan.

Type of Awards

The Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards, performance awards and other stock-based awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Stock Options: The Plan allows the administrator to grant either awards of incentive stock options, as that term is defined in Section 422 of the Internal Revenue Code (the “Code”), or nonqualified stock options; provided, however, that only our employees or employees of our parent or subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of Class A Common Stock, by a combination of cash and shares, or by any other means the administrator approves.

Stock Appreciation Rights: The Plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of Class A Common Stock, or in a combination of both, having an aggregate value equal to the amount by which the fair market value of the underlying shares appreciates from the grant date until the exercise date.

Stock Awards and Phantom Stock Awards: The Plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units, to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of Class A Common Stock, or in a combination of both.

Performance Awards: The Plan allows the administrator to grant performance awards which become payable in cash, in shares of Class A Common Stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance awards in a manner constituting “qualified performance-based compensation” within the meaning of Code section 162(m) in order to ensure that the Company is entitled to a tax deduction for the compensation that is realized by the recipient of such performance awards. Performance goals established by the administrator may be based on one or more of the following business criteria selected by the administrator that apply to an individual or group of individuals, a business unit, or the Company or an affiliate of the Company as a whole, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies, over such performance period as the administrator may designate: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; growth in assets; share price performance; economic value added; total stockholder return; improvement in or attainment of expense levels; profit after taxes; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; market segment share; product development; product release schedules; new product innovation; sales of particular products or services; product market share; brand recognition/acceptance; customer acquisition or retention; customer satisfaction levels; research; licensing; litigation; human resources; information services; and relative performance to a group of companies or relevant market indices comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures. Performance goals may include minimum, maximum and target levels of performance, with the size of the performance award or the lapse of restrictions with respect thereto based on the level attained. To the extent permitted under Code section 162(m), the administrator shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of: (A) extraordinary or non-recurring items; (B) changes in tax laws; (C) changes in generally accepted accounting principles or changes in accounting policies; (D) charges related to restructured or discontinued operations; (E) restatement of prior period financial results; and (F) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements.

Other Stock-Based Awards: The Plan allows the administrator to grant stock-based awards which may be denominated in cash, Class A Common Stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into Class A Common Stock, or any combination of the foregoing. These awards may be paid in Class A Common Stock or other securities, in cash, or in a combination of Class A Common Stock, other securities and cash.

Awards Under the Plan

Because participation and the types of awards available for grant under the Plan as proposed to be amended and restated are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the amended and restated Plan is approved are not currently determinable.

The following New Plan Benefits table contains the number of outstanding awards made under the Plan to the individuals and groups listed below during our last fiscal year.

New Plan Benefits
Fourth Amended and Restated 1997 Stock Incentive Plan
Name and Position	Number of Awards

Maurice B. Tosé	284,990
Chairman of the Board, President, and
Chief Executive Officer
Richard A. Young	187,786
Executive Vice President and
Chief Operating Officer
Thomas M. Brandt, Jr.	162,522
Senior Vice President and
Chief Financial Officer
Drew A. Morin	162,522
Senior Vice President and
Chief Technology Officer
Kevin M. Webb	80,097
Senior Vice President,
Global Sales and Alliances
Timothy J. Lorello	80,097
Senior Vice President and
Chief Marketing Officer
Executive Group	958,014
Non-Executive Director Group	22,025
Non-Executive Officer Employee Group	1,949,986

Amendment and Termination

Our Board of Directors may terminate, amend or modify the Plan or any portion thereof at any time. If not sooner terminated, the Plan will terminate on January 17, 2017.

Federal Income Tax Consequences

The following is a general summary of the current federal income tax treatment of stock options, which may be granted under the Plan, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

Incentive Stock Options: Incentive stock options under the Plan are intended to meet the requirements of Section 422 of the Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon exercise, the option holder will not recognize income for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is our employee or an employee of one of our subsidiaries; and (b) the option holder makes no disposition of the stock within two years from the date of the option grant nor within one year after the transfer of the stock to the option holder. The three-month period extends to one year in the event of disability and is waived in the event of death of the employee. If the option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

If the option holder fails to comply with the employment requirement, the tax consequences will be substantially the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of the exercise of the option over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.

Nonqualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. We will withhold taxes from any ordinary income recognized by the option holder due to exercise. The option holder’s basis in these shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

Disallowance of Deductions: The Code disallows deductions by publicly held corporations with respect to compensation in excess of $1,000,000 paid to the company’s Chief Executive Officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if certain statutory requirements are satisfied. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a Plan that limits the number of shares that may be issued to any individual and which is approved by the Company’s stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE FIFTH AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN.

OTHER MATTERS

We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that Messrs. Brandt and White will vote the proxies in accordance with their best judgment.

The Annual Report of the Company, including financial statements of the Company for the fiscal year ended December 31, 2006 is being mailed to the stockholders with this Proxy Statement. You may request, without charge, a copy of the Company’s 2006 Annual Report on Form 10-K, as filed with the SEC, by addressing a request to TeleCommunication Systems, Inc., 275 West Street, Annapolis, Maryland 21401 Attention: Investor Relations.

Appendix A

Telecommunication Systems, Inc.

Fifth Amended and Restated 1997 Stock Incentive Plan

1.	Establishment, Purpose and Types of Awards

TeleCommunication Systems, Inc., a Maryland corporation (the “Company”), established and maintains the Telecommunication Systems, Inc. Fourth Amended and Restated 1997 Stock Incentive Plan which is hereby amended and restated again in its entirety and shall henceforth be known as the TELECOMMUNICATION SYSTEMS, INC. FIFTH AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN (the “Plan”). This Plan is a continuation, and amendment and restatement, of the TeleCommunication Systems, Inc. Fourth Amended and Restated 1997 Stock Incentive Plan, the provisions of which shall continue to control with respect to any options outstanding thereunder that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code to the extent necessary to preserve such status. The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons.

The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.

2.	Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Administrator” shall mean the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b) “Affiliate” shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c) “Award” shall mean any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” means:

(i) an acquisition (other than from the Company) in a transaction, or a series of related transactions, by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the then outstanding voting securities of the Company entitled to vote generally in the election of directors) of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (the “Company Voting Stock”);

(ii) the effective time of any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who held the Company Voting Stock immediately prior to such transaction;

(iii) the closing of a sale or conveyance of all or substantially all of the assets of the Company;

(iv) individuals who were the Board’s nominees for election as directors immediately prior to a meeting of the stockholders of the Company involving an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, cease to constitute a majority of the Board following the election; or

(v) the dissolution or liquidation of the Company;

provided, however, that the term “Change in Control” does not include a public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933; provided, further, that for purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code section 409A, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code section 409A.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g) “Common Stock” shall mean shares of Class A common stock of the Company, par value of one cent ($0.01) per share.

(h) “Fair Market Value” shall mean, with respect to a share of the Company’s Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” shall mean, as applicable, (i) the closing price on the relevant date quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market; (ii) the last sale price on the relevant date quoted on the Nasdaq Capital Market; or (iii) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2.1(h) shall mean the date as of which Fair Market Value is to be determined.

(i) “Grant Agreement” shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

3.	Administration

(a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time.

(b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate subplans, and prescribe, amend and rescind rules and regulations relating to such subplans.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

(c) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e) Indemnification. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f) Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.	Shares Available for the Plan

Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 25,904,110 shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be 1,500,000 shares, provided, however, that such maximum number shall be 2,000,000 shares with respect to any individual during the first fiscal year that the individual is employed with the Company or an Affiliate. Such per individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

5.	Participation

Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate provided that such Awards shall not become vested prior to the date the individual first performs such services.

6.	Awards

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(a) Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

(b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c) Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

(d) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

(e) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. The Administrator may grant such performance awards in a manner constituting “qualified performance-based compensation” within the meaning of Code section 162(m). Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on one or more of the following business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies, over such performance period as the Administrator may designate: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; growth in assets; share price performance; economic value added; total stockholder return; improvement in or attainment of expense levels; profit after taxes; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; market segment share; product development; product release schedules; new product innovation; sales of particular products or services; product market share; brand recognition/acceptance; customer acquisition or retention; customer satisfaction levels; research; licensing; litigation; human resources; information services; and relative performance to a group of companies or relevant market indices comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures. Performance goals may include minimum, maximum and target levels of performance, with the size of the performance award or the lapse of restrictions with respect thereto based on the level attained. To the extent permitted under Code section 162(m), the Administrator shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of: (A) extraordinary or non-recurring items; (B) changes in tax laws; (C) changes in generally accepted accounting principles or changes in accounting policies; (D) charges related to restructured or discontinued operations; (E) restatement of prior period financial results; and (F) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements.

(f) Other Stock-Based Awards. The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

7.	Miscellaneous

(a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

(b) Loans. The Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d) Adjustments for Corporate Transactions and Other Events.

(i) Stock Dividend, Stock Split and Reverse Stock Split. In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, (A) the maximum number of shares of such Common Stock as to which Awards may be granted under this Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii) Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 7(d)(i), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control, the Administrator, in its discretion and without the consent of the holders of the Awards, shall make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to reducing the number, kind and price of securities subject to Awards.

(iii) Unusual or Nonrecurring Events. The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(g) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

(j) Effective Date; Termination Date. As initially adopted, the Plan was originally effective on August 20, 1997. As amended and restated herein, the Plan is effective January 17, 2007, subject to receiving stockholder approval at the 2007 Annual Meeting of Stockholders or such other special meeting of the stockholders within twelve months after such date. No Award shall be granted under the Plan after the close of business on January 17, 2017. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Date Initial Amendment and Restatement Approved by the Board: April 11, 2000

Date Initial Amendment and Restatement Approved by the Stockholders: June 15, 2000

Date Second Amendment and Restatement Approved by the Board: April 23, 2001

Date Second Amendment and Restatement Approved by the Stockholders: June 19, 2001

Date Third Amendment and Restatement Approved by the Board: April 28, 2003

Date Third Amendment and Restatement Approved by the Stockholders: June 12, 2003

Date Fourth Amendment and Restatement Approved by the Board: May 21, 2004

Date Fourth Amendment and Restatement Approved by the Stockholders: July 15, 2004

Date Fifth Amendment and Restatement Approved by the Board: January 17, 2007

Date Fifth Amendment and Restatement Approved by the Stockholders:

ANNUAL MEETING OF STOCKHOLDERS OF
TELECOMMUNICATION SYSTEMS, INC.
June 14, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐	FOR ALL NOMINEES	NOMINEES: O Maurice B. Tosé O James M. Bethmann
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	TO APPROVE THE FIFTH AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN.	☐	☐	☐
3.	TO ACT UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.
IF NO CHOICE IS INDICATED ABOVE, THE PROXIES WILL VOTE “FOR” ALL DIRECTOR NOMINEES AND PROPOSAL 2.
PLEASE MARK, SIGN AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED POSTAGE PAID ENVELOPE

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TELECOMMUNICATION SYSTEMS, INC.
Annapolis, Maryland 21401
ANNUAL MEETING JUNE 14, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Thomas M. Brandt, Jr. and Bruce A. White, and each of them, proxies (and if the undersigned is a proxy, as substitute proxies) each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock and Class B Common Stock of TeleCommunication Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, June 14, 2007, at 10:00 a.m. local time, at the O’Callaghan Hotel Annapolis, 174 West Street, Annapolis, MD 21401 and any adjournments or postponements thereof.
(Continued and to be signed on the reverse side)